CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form N-1A) and related Prospectus of Mosaic Income Trust and to the incorporation by reference therein of our report dated February 1, 2006, with respect to the Statements of Assets and Liabilities, including the Portfolios of Investments, Statements of Operations, Statements of Changes in Net Assets, Financial Highlights and Notes to Financial Statements as of and for the year ended December 31, 2005, included in its Annual Report to Shareholders for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

(signature)

GRANT THORNTON LLP

Chicago, Illinois

April 27, 2006

175 West Jackson Blvd.
20th Floor
Chicago, Illinois 60604
T 312.856.0200
F 312.565.4719
W www.grantthornton.com

Grant Thornton LLP
US Member of Grant Thornton International